UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2016

Keryx Biopharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, 12th Floor

Boston, Massachusetts 02210

(Address of Principal Executive Offices)

(617) 466-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)   On June 21, 2016, the Board of Directors (the “Board”) of Keryx Biopharmaceuticals, Inc. (“Keryx” or the “Company”), pursuant to Section 3.02 of the Company’s Amended and Restated Bylaws (the “Bylaws”), increased the number of the directors on the Board to eight, and, pursuant to Section 3.05 of the Bylaws, appointed Michael Heffernan and Jodie Morrison as independent directors of the Board to fill the vacancies created by the increase, each to serve as a director until their respective term expires at the 2017 annual meeting of stockholders.

Mr. Heffernan is the founder, president and chief executive officer of Collegium Pharmaceutical, Inc. He has more than 25 years of experience in the pharmaceutical and related healthcare industries. He was previously the founder, president and chief executive officer of Onset Dermatologics, a dermatology focused company that was spun out of Collegium to create PreCision Dermatology and was sold to Valeant (2014). Mr. Heffernan held prior positions as co-founder, president and chief executive officer of Clinical Studies Ltd., a pharmaceutical contract research organization that was sold to PhyMatrix Corp and later served as president and chief executive officer of PhyMatrix. Mr. Heffernan began his career at Eli Lilly and Company and served in numerous sales and marketing roles. He has also been an advisor and investor in a number of healthcare companies. His past board memberships include; TyRx (sold to Medtronic), Cornerstone Therapeutics (sold to Chiesi), Ocata Therapeutics (sold to Astellas), and PreCision Dermatology. Mr. Heffernan is currently the chairman of the board for Veloxis Pharmaceuticals. Mr. Heffernan earned his B.S. Degree in Pharmacy from the University of Connecticut and is a Registered Pharmacist.

Ms. Morrison has more than 18 years of experience in the pharmaceutical and biotech industries, including extensive clinical development and operational leadership. She has been at Tokai Pharmaceuticals for approximately ten years, and is currently the president and chief executive officer and a member of its board of directors. Prior to being appointed chief executive officer in 2013, she served as Tokai’s chief operating officer and head of clinical affairs. Notably, throughout her tenure at Tokai she has led the company’s operational management and its lead prostate cancer development program. Prior to joining Tokai, Ms. Morrison was director of clinical operations and medical affairs at Dyax Corporation. While at Dyax she built and led the clinical development teams for two development programs: Kalbitor™ (hereditary angioedema) and DX-88 (cardiothoracic surgery). Before joining Dyax, she held clinical management positions at Curis, Inc. and Diacrin, Inc. Ms. Morrison has a B.A. in neuroscience from Mount Holyoke College, business certification training from the MIT Sloan School of Management Executive Program and clinical research certification from Boston University School of Medicine.

Mr. Heffernan will serve on Keryx’s Compensation Committee and Research and Development Committee. Ms. Morrison will serve on Keryx’s Audit Committee and Research and Development Committee. Keryx announced the appointment of Mr. Heffernan and Ms. Morrison via a press release on June 21, 2016. The press release inadvertently stated that Mr. Heffernan will serve on the Company’s Nominating and Corporate Governance Committee.

There are no arrangements or understandings between either of Mr. Heffernan or Ms. Morrison and any other person pursuant to which either of them were elected as a director, nor are there any transactions between either of Mr. Heffernan or Ms. Morrison and Keryx that would be reportable under Item 404(a) of Regulation S-K. Each will receive customary compensation in accordance with the Company’s director compensation policy.

Item 8.01.	Other Events.

Following the appointment of Mr. Heffernan and Ms. Morrison to the Board and committees thereof, the composition of the principal committees of the Board are as follows:

Audit Committee

Michael Rogers (Chair)

Steven Gilman, Ph.D.

Jodie Morrison

The Board determined that Michael Rogers is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Kevin J. Cameron (Chair)

Daniel P. Regan

Michael Heffernan

Nominating and Corporate Governance Committee

Daniel P. Regan (Chair)

Kevin J. Cameron

Michael Rogers

Research and Development Committee

Steven Gilman, Ph.D. (Chair)

Michael Heffernan

Jodie Morrison

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc.
(Registrant)

Date: June 21, 2016	By:	/s/ Brian Adams
Brian Adams
General Counsel & Secretary